200 Clarendon St. Boston, Massachusetts 02117 [(800) -521-1234]
Life Insurance Company

INSUREDS	[John Hancock]	TOTAL SUM INSURED AT ISSUE	[$1,000,000]

[Dorothy Hancock]

POLICY NUMBER	[999999999]	DATE OF ISSUE	[January 1, 2001]

DEATH BENEFIT	[Option A]

PLAN	[Variable Estate Protection Edge]

FLEXIBLE PREMIUM VARIABLE UNIVERSAL SURVIVORSHIP LIFE INSURANCE

The John Hancock Life Insurance Company (“the Company”) agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Surviving Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. There is no change in status, premiums, cash value or non-forfeiture provisions upon the first death. The Death Benefit (see Section 4) will be payable, subject to the “Deferral of Determinations and Payments” provision, on receipt at the Servicing Office of the Company of due proof of the Surviving Insured’s death. Also, due proof of the death of the first Insured to die must be given to us when such death occurs.

The amount or duration of death benefit may be variable or fixed under specific conditions and may increase or decrease.

The policy, which includes the application and any Riders that are a part of the policy on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium as shown in Section 1.

The Policy Specifications in Section 1 and the conditions and provisions on this and the following pages are part of the policy.

THE POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY. READ YOUR POLICY CAREFULLY.

Signed for the Company at Boston, Massachusetts:

PRESIDENT	SECRETARY

Joint Variable Universal Survivorship Life Insurance policy

Flexible Premiums

Death Benefit payable at death of Surviving Insured

Not eligible for dividends

Benefits, premiums, and the Premium Class are shown in Section 1.

To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy provides a Guaranteed Death Benefit, provided that premiums are paid on a timely basis and other conditions are met as described in Sections 6 and 7. Right to Cancel—The Owner may surrender this policy by delivering or mailing it to the Company at its Servicing Office as shown on the back cover (or to the agent or agency office through which it was delivered) within 10 days after receipt by the Owner of the policy. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium received on this policy will be refunded within 10 days after timely surrender of the policy.

01VEP	VS0101NY

Policy Provisions

Section

1.	Policy Specifications

2.	Table Of Rates

3.	Definitions

4.	Death Benefit

5.	Payments

6.	Guaranteed Death Benefit Feature to Age 100

7.	Grace Period

8.	Account Value

9.	Charges

10.	Loans and Dividends

11.	Surrenders and Withdrawals

12.	Basis of Computations

13.	Separate Account and Fixed Account

14.	Allocation To Subaccounts

15.	Investment Policy Change

16.	Annual Report To Owner

17.	Reinstatement

18.	Owner and Beneficiary

19.	Interest On Proceeds

20.	Deferral Of Determinations And Payments

21.	Claims Of Creditors

22.	Assignment

23.	Incontestability

24.	Misstatements

25.	Suicide Exclusion

26.	The Contract

27.	Settlement Provisions

1. POLICY SPECIFICATIONS

Insured	[JOHN HANCOCK]		[DOROTHY QUINCY]

Issue Age	[65]		[62]

Sex	[MALE]		[FEMALE]

Premium Class	[STANDARD NON-TOBACCO]		[STANDARD NON-TOBACCO]

Owner, Beneficiary	As designated in the application subject to Section 18 of the policy

Policy Number	[999999999]	Plan	[Variable Estate Protection Edge]

Basic Sum Insured at Issue	$[1,000,000]

Additional Sum Insured at Issue[*]	$[1,000,000]

Total Sum Insured at Issue	$[2,000,000]

[* Amount includes any increase elected on the application]

Minimum Total Sum Insured	[$250,000]

Minimum Basic Sum Insured	[$250,000]

Death Benefit Option at Issue	[Option A]

Definition of Life Insurance Elected	[Cash Value Accumulation Test]

Age 100 Adjustment Date	[January 1, 2039]

Other Benefits and Specifications

PREMIUMS

Planned Premium[1]	$[32,035.41] per year

Target Premium	$[32,035.41] per year

Minimum Initial Premium	$[9,559.74]

5 Year Guaranteed Death Benefit[2] Premium	$[796.35] per month

Age 100 Guaranteed Death Benefit[2] Premium	$[5206.75] per month

Billing Interval	[Annual]

THE GUARANTEED MINIMUM INTEREST RATE ON THE FIXED ACCOUNT IS 4.0%3

[1]

Notice: The actual premiums paid will affect the Account Value, the duration of insurance coverage, and the amount of Death Benefit as described in Section 4. Even if the Planned Premiums shown above are paid as scheduled, due to changes in the current interest rate being credited on the Fixed Account, the investment performance of the funds in the Separate Account, changes in the current expense loads or cost of insurance charges, loans and partial withdrawal activity or changes in death benefit options, they may not be sufficient to continue the policy in force until the death of the Surviving Insured. Unless the Guaranteed Death Benefit feature is in effect, the policy will continue in force until the death of the Surviving Insured only if on each Grace Period Testing Date the policy’s Surrender Value (as defined in Section 11) is at least equal to all due and unpaid Policy Charges.

[2]	Unpaid charges will accumulate while the Guaranteed Death Benefit feature is in effect and could result in the need for a lump sum payment to keep the policy in force.
[3]

We reserve the right to change the credited interest rate, and the amount of cost of insurance or other expense charges deducted under the policy, which may require more premium to be paid than was illustrated or the cash values may be less than those illustrated. The credited rate for the fixed account will never be less than the Guaranteed Minimum Interest Rate Shown above.

3	VS0301NY

***THIS PAGE INTENTIONALLY LEFT BLANK***

3A	VS3A01NY

1. POLICY SPECIFICATIONS, continued

MAXIMUM POLICY CHARGES

Deductions from Premium Payments

Sales Charge 5% on all Payments for all Policy Years.

Tax Charge 3.60% on all Payments for all Policy Years

Monthly Deductions from Account Value

Maintenance Charge	$12.00 for all Policy Years

Issue Charge	$[509.77] for the first four Policy Years

Cost of Insurance Charge	Determined in accordance with Section 9, and deducted for all Policy Years; Maximum Monthly Rates are shown in Section 2

Policy Split Option Charge	$.03 per $1,000 of Total Sum Insured for all Policy Years.

Asset-Based Risk Charge	0.0501% of Separate Account assets deducted monthly for all Policy Years.

Rider Charges as shown on page 3C

Withdrawal Charge:	$20 for each withdrawal

Contingent Deferred Sales Charge

Policy Year 1	[100.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 2	[92.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 3	[85.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 4	[68.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 5	[44.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 6	[44.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 7	[44.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 8	[43.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 9	[42.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 10	[35.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 11	[28.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 12	[21.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 13	[14.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Year 14	[7.00%] of paid premium in the first Policy Year up to one year’s Target Premium
Policy Years 15 and after	[0%]

3B	VS3B01NY

1. POLICY SPECIFICATIONS, continued

Insured	[JOHN HANCOCK]	Plan	[Variable Estate Protection Edge]

		Policy Number	[999999999]

		Rider Date of Issue	[January 1, 2001]

[Rider Information

Policy Split Option Rider	$.03 per $1,000 of Total Sum insured for all Policy Years.

]

3C	VS3C01NY

2. TABLE OF RATES

A.	RATE TABLE

Policy Year	Maximum Monthly Rates per $1,000 of Net Amount at Risk[1]	Required Additional Death Benefit Factor	Optional Extra Death Benefit Factor

1	0.0175	2.3456	5.1344
2	0.0590	2.2560	4.8005
3	0.1116	2.1710	4.4923
4	0.1768	2.0907	4.2078
5	0.2566	2.0148	3.9453

6	0.3523	1.9431	3.7032
7	0.4694	1.8755	3.4799
8	0.6005	1.8120	3.2740
9	0.7617	1.7521	3.0838
10	0.9556	1.6958	2.9083

11	1.1885	1.6431	2.7466
12	1.4671	1.5939	2.5975
13	1.7958	1.5480	2.4604
14	2.1756	1.5054	2.3341
15	2.6082	1.4659	2.2179

16	3.0960	1.4293	2.1107
17	3.6423	1.3955	2.0117
18	4.2570	1.3642	1.9200
19	4.9539	1.3353	1.8349
20	5.7409	1.3086	1.7557

21	6.6251	1.2841	1.6838
22	7.6104	1.2617	1.6189
23	8.6813	1.2413	1.5604
24	9.8286	1.2226	1.5075
25	11.0383	1.2056	1.4598

26	12.3140	1.1899	1.4164
27	13.6455	1.1753	1.3769
28	15.0512	1.1616	1.3406
29	16.5364	1.1485	1.3069
30	18.1612	1.1358	1.2752

31	20.0111	1.1233	1.2451
32	22.2256	1.1108	1.2160
33	25.0592	1.0982	1.1879
34	28.8327	1.0854	1.1605
35	33.6707	1.0724	1.1337

36	39.5162	1.0588	1.1067
37	54.5649	1.0429	1.0765
38	83.1973	1.0257	1.0450
39+	0.0000	1.0000	1.0000

[1]

Maximum Monthly Rates are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker Mortality Table, as the case may be. We have the right to change the Monthly Rates per $1000 of Net Amount at Risk imposed, never to exceed the Maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.

4	VS0401NY

***THIS PAGE INTENTIONALLY LEFT BLANK***

4A	VS4A01NY

3. DEFINITIONS

The term “Account Value” is as defined in Section 8.

The term “Age” means on any policy anniversary, the age of the person in question at his or her birthday nearest that date.

The term “Age 100 Adjustment Date” means the policy anniversary nearest the 100th birthday of the younger Insured and is shown in Section 1. The Age 100 Adjustment Date will occur whether or not the younger Insured is actually alive on that date.

The term “Annual Processing Date” means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term “Excess Premium” means that portion of the total Premiums received during any Policy Year that exceeds the Target Premium.

The term “Fixed Account” means an account established by us, which accumulates at rates that we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account. The General Account consists of assets owned by us other than those in the separate investment accounts established by us pursuant to applicable law.

The term “Fund” means each division of a Series Fund with a specific investment objective.

The term “Grace Period Testing Date” means a Processing Date on which we make the determination described in Section 7. We will determine how often a Grace Period Testing Date will occur, but it will occur no less frequently than every 3rd Processing Date.

The term “in full force” means that the policy has not lapsed in accordance with Section 7 or terminated in accordance with Section 10.

The term “indebtedness” means the unpaid balance of a policy loan, including any accrued and unpaid interest.

The term “Minimum Initial Premium” is the amount shown in Section 1.

The term “Net Premium” is as defined in Section 5.

The term “Payment” means, unless otherwise stated, payment at our Servicing Office in Boston, Massachusetts.

The term “Planned Premium” is the amount shown in Section 1.

The term “Policy Year” means (a) or (b) below whichever is applicable:

(a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

(b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term “Premium” is as defined in Section 5.

The term “Processing Date” means the first day of a policy month. A policy month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.

The term “Separate Account” means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

The term “Series Fund” means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term “Servicing Office” means the Company’s Office that administers this policy. As of the policy’s Date of Issue, the address of the Servicing Office is as shown on the back cover of this policy. The address may be changed from time to time by us. We will send you a written notice of any such change to your last known address.

The term “Subaccount” means a Variable Account or a Fixed Account.

The term “Surviving Insured” means the Insured who is living upon the death of the other Insured. Unless otherwise provided, if both Insureds die simultaneously, then the term “Surviving Insured” shall mean the younger of the two Insureds.

The term “Target Premium” is the amount shown in Section 1.

The term “Valuation Date” means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which a Series Fund values the shares of its Funds.

The term “Valuation Period” means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term “Variable Account” means each division, with a specific investment objective, of a Separate Account. The assets of each Variable Account are invested solely in shares of the corresponding Fund of a Series Fund.

5	VS0501

The terms “we”, “us”, and “our” refer only to the Company.

The term “written notice” means, unless otherwise stated, a written notice received at our Servicing Office or, if permitted by our administrative practices, an electronic mail message (“e-mail”) received by us at the internet address specified by us for receipt of such messages.

The terms “you” and “your” refer only to the Owner(s) of this policy.

4. DEATH BENEFIT

The Death Benefit is payable if (i) the Surviving Insured dies prior to the Surrender Date while the policy is in full force and (ii) we receive due proof of death prior to the payment of the Surrender Value. The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death of the Surviving Insured. If the Surviving Insured dies during a grace period as described in Section 7, we will also deduct any unpaid charges under Section 9.

The death benefit of the policy depends in part on which of the following Options is in effect. The Option as of the Date of Issue is selected in the application for the policy.

The determination of the death benefit under each of these Options will be affected by withdrawals as described in Section 11.

Option A: Level Death Benefit: The death benefit of the policy is the Total Sum Insured on the date of death of the Surviving Insured, plus any Optional Extra Death Benefit (if elected) and the Required Additional Death Benefit as described below.

Option B: Variable Death Benefit: The death benefit of the policy is the Total Sum Insured plus the Account Value on the date of death of the Surviving Insured, plus any Required Additional Death Benefit as described below.

The Total Sum Insured equals the sum of the Basic Sum Insured (BSI) and any Additional Sum Insured (ASI), subject to the provisions on withdrawals in Section 11.

Change of Death Benefit Option

You may change from Option B to Option A on any policy anniversary. At the time of a change from Option B to Option A, the Death Benefit under the new Option will be the same as it was under the old Option. A change from Option B will therefore increase the Additional Sum Insured by the Account Value at the time the new Option takes effect.

Optional Extra Death Benefit Feature

If Option A is elected, the Owner may also elect an Optional Extra Death Benefit feature. If this feature is elected at issue, then on each Processing Date, the death benefit of the policy will be divided by the Account Value, with the result compared to the applicable Optional Extra Death Benefit Factor shown in Section 2. If the result is less than the Optional Extra Death Benefit Factor, the Optional Extra Death Benefit will be purchased so that the death benefit of the policy divided by the Account Value will equal the applicable Factor.

The amount of Optional Extra Death Benefit will be recalculated on each monthly processing date and on the date of death of the Surviving Insured, and will be paid for through monthly deductions from the Account Value, using the Cost of Insurance Rates in effect on each Monthly Processing Date.

Required Additional Death Benefit Feature

Current federal tax law requires a minimum death benefit in relation to cash value for a policy to qualify as life insurance. On any date, the death benefit of the policy will be increased if necessary to ensure that the policy will continue to qualify as life insurance. The Total Required Death Benefit will be the Account Value on the Processing Date, times the applicable Required Additional Death Benefit Factor shown in Section 2.

The Required Additional Death Benefit on any such date will be the Total Required Death Benefit minus the sum of the Total Sum Insured and any Optional Extra Death Benefit, if Death Benefit Option A is elected.

The monthly deductions for the Required Additional Death Benefit will be based on the Cost of Insurance Rates then in effect.

If you have elected the Cash Value Accumulation Test we reserve the right to modify the Required Additional Death Benefit Factors, (or the Optional Extra Death Benefit Factors, if applicable) retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

6

Death Benefit At and After the Age 100 Adjustment Date

If this policy is in full force, on the Age 100 Adjustment Date, Death Benefit Options A and B described above will cease to apply. We will automatically set the Additional Sum Insured equal to zero, and discontinue deduction of the Maintenance Charge, the Cost of Insurance Charge, and the sum of the charges for ratings and riders which are part of the policy, if applicable, from the Account Value. As a result of such changes, the death benefit of the policy will thereafter be equal to the greater of (a) the Basic Sum Insured plus a percentage of the Account Value on the date of death of the Surviving Insured or (b) the Account Value. The percentage of the Account Value added to the Basic Sum Insured will be determined by (i) dividing any Additional Sum Insured in effect immediately before the Age 100 Adjustment Date by the Total Sum Insured in effect immediately before the Age 100 Adjustment Date and (ii) multiplying the result in (i) by 100. The Optional Extra Death Benefit feature and the Required Additional Death Benefit Feature will cease to apply. As stated previously, the Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death of the Surviving Insured.

Reduction of Total Sum Insured

You may request a reduction in the Additional Sum Insured at any time. There is no charge for a reduction of Additional Sum Insured. However, the Applied Monthly Rates used to calculate the Cost of Insurance Charges in Section 9 will increase.

If there is no Additional Sum Insured in effect, you may request a reduction in the Basic Sum Insured. The Basic Sum Insured generally can not be reduced below the minimum as shown in Section 1. A proportionate part of any applicable Contingent Deferred Sales Charge will be deducted from the Account Value as a result of any such reduction in Basic Sum Insured. The proportion will be equal to the amount of the reduction in Basic Sum Insured divided by the amount of Basic Sum Insured in effect before the reduction.

Any reduction in Additional Sum Insured or Basic Sum Insured will be effective on the next monthly processing date after we approve your request.

Note: This policy may not qualify as life insurance after an Insured’s 100th birthday, and may therefore, be subject to adverse tax consequences. Please consult a tax advisor before choosing to continue the policy after an Insured reaches age 100.

5. PAYMENTS

Payments under the policy shall be made only to us at our Servicing Office. A premium reminder notice for Planned Premiums, as shown in the application for the policy, will be sent to you at the beginning of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 10 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct the Tax Charge and the applicable Sales Charge. The remainder will constitute Net Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the end of the Valuation Period in which the payment is received at our Servicing Office, unless one of the following exceptions applies:

(i)	We will process a payment received prior to the Date of Issue as if received on the date preceding the Date of Issue;

(ii)	We will process the portion of any premium payment for which we require evidence of the Insured’s continued insurability on the first Valuation Date after we have received such evidence and found it satisfactory to us;

(iii)	If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the date preceding the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt;

7	VS0701NY

(iv)	If our receipt of any premium payment (or portion thereof) would cause a problem for the policy to qualify as a “life insurance contract” under the Federal income tax laws, we will not process such payment or portion. However, in the case of certain other tax problems, we will process the payment or portion on the first Valuation Date after we have received written instructions satisfactory to us from you to process such payment or portion notwithstanding the existence of the tax problem.

Premiums are payable in advance and a premium receipt will be furnished upon request.

In no event will premium payments be accepted after the Age 100 Adjustment Date. Policy loans, loan repayments, partial withdrawals and transfers among subaccounts can continue to be made after the Age 100 Adjustment Date.

Subject to our maximum limits, you may pay Premiums in excess of the Planned Premium while the policy is in full force. We may require evidence of insurability for any such excess premium.

The following applies if the Tax Test elected for Federal income tax purposes is “Guideline Premium Test”, as shown in Section 1.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any investment experience) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any investment experience) is not refunded by then, the Sum Insured under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

The following applies if the Tax Test elected for Federal income tax purposes is “Cash Value Accumulation Test”, as shown in Section 1.

We reserve the right to modify the Death Benefit Factors shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for Federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

6. GUARANTEED DEATH BENEFIT FEATURE

There are two levels of the Guaranteed Death Benefit feature. They are the 5-Year Guaranteed Death Benefit and the Age 100 Guaranteed Death Benefit. The 5-Year Guaranteed Death Benefit is a guarantee that the Basic Sum Insured, any Additional Sum Insured and any rider benefits of your policy will not terminate, regardless of Surrender Value if the “Cumulative Premium Balance” equals or exceeds the applicable “Guaranteed Death Benefit Premium Target” on the applicable Grace Period Testing Date. The Age 100 Guaranteed Death Benefit is a guarantee that the Basic Sum Insured portion of your policy will not terminate, regardless of Surrender Value if the “Cumulative Premium Balance” equals or exceeds the applicable “Guaranteed Death Benefit Premium Target” on the applicable Grace Period Testing Date. If there are monthly charges that remain unpaid because of this feature, we will deduct such charges when there is sufficient Account Value to pay them. The Age 100 Guaranteed Death Benefit Feature is not available with Death Benefit Option B.

If at any point the Total Sum Insured exceeds the Total Sum Insured at issue, other than as a result of an increase to maintain tax qualification, then the Guaranteed Death Benefit feature will terminate on the date such excess occurs or on the fifth policy anniversary date, if later.

Your policy contains a Guaranteed Death Benefit feature only if the Premiums shown in Section 1 include amounts for a “5 Year Guaranteed Death Benefit Premium”, and/or an “Age 100 Guaranteed Death Benefit Premium.” These amounts are used to determine the “Guaranteed Death Benefit Premium Target” as explained below.

The Funding Requirement

At the beginning of each Grace Period Testing Date, we will determine whether the Cumulative Premium Balance (as defined below) equals or exceeds the Guaranteed Death Benefit Premium Target (as defined below). If it does, the Guaranteed Death Benefit feature will be in effect on that Grace Period Testing Date until the next Grace Period Testing Date.

8

The “Cumulative Premium Balance” is equal to the sum of all Premiums paid prior to a Grace Period Testing Date, less the sum of all withdrawals made prior to that date and less the policy indebtedness as of that date.

The “Guaranteed Death Benefit Premium Target” is equal to the applicable Guaranteed Death Benefit Premium (as indicated below) times the number of elapsed policy months from the Date of Issue to the Grace Period Testing Date in question.

•

On each Grace Period Testing Date that occurs on or prior to the fifth policy anniversary, the 5 Year Guaranteed Death Benefit Premium will be used to determine the Guaranteed Death Benefit Premium Target.

•

On each Grace Period Testing Date that occurs thereafter and prior to the Age 100 Adjustment Date, the Age 100 Guaranteed Death Benefit Premium will be used to determine the Guaranteed Death Benefit Premium Target.

The Age 100 Guaranteed Death Benefit feature will terminate on the earlier of (i) the Age 100 Adjustment Date, and (ii) the effective date of any increase in the Total Sum Insured.

The amounts shown in Section 1 for the Guaranteed Death Benefit Premiums may change in the event of any decrease in Sum Insured or any change in the death benefit option. For the number of months after any such decrease or change, we will use the new Guaranteed Death Benefit Premium amounts to determine the Guaranteed Death Benefit Premium Target.

7. GRACE PERIOD

On each Grace Period Testing Date, we will determine if the total of all unpaid Section 9 charges as of such date are greater than the Surrender Value as of such date. If that is the case one of the following will apply, depending upon when the Grace Period Testing Date occurs:

•	During the first five Policy Years, — If the 5 Year Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured, any Additional Sum Insured and any rider benefits will remain in effect.

•

During Policy Year 6 and thereafter, — If the Age 100 Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured will remain in effect, but any Additional Sum Insured and any rider benefits (unless otherwise stated therein) will be in default as of that Grace Period Testing Date (referred to below as an “ASI Default”); and

•

During any Policy Year, — If the applicable Guaranteed Death Benefit feature is not in effect, then the Basic Sum Insured, any Additional Sum Insured and any rider benefits will be in default as of that Grace Period Testing Date (referred to below as a “Policy Default”)

The minimum amount you must pay to cure either type of default is “the Default Payment”. The Default Payment will be equal to a payment which, after deduction of all Section 5 charges, equals: (i) the amount, if any, by which the Surrender Value is less than zero on the date of default plus (ii) any and all Section 9 charges unpaid prior to the date of default plus (iii) three times the total of all Section 9 charges for the date of default.

An amount at least equal to the Default Payment must be received within a grace period of 61 days after the date of default. We will send notice to your last known address and to the last known address of any assignee of record with us at least 31 days before the end of this grace period specifying whether there is a Policy Default and the Default Payment which you must make to cure the default.

If a payment at least equal to the Default Payment is received before the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Servicing Office. When payment is received, any Section 9 charges that are past due and unpaid will be deducted from the Account Value.

9	VS0901NY

If there is an ASI Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then any Additional Sum Insured, and any riders (unless otherwise stated therein), will cease to be in effect and will be removed from the policy. If there is a Policy Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then the policy will lapse and will no longer be in full force. Upon a lapse of the policy the remaining Surrender Value, if any, will be paid to the Owner.

If the Surviving Insured dies during a Policy Default or during an ASI Default, then we will deduct from the proceeds all Section 9 charges due and unpaid on the date of the Surviving Insured’s death.

The policy may also lapse due to excess indebtedness as described in Section 10.

No Rider provisions will be in effect after the policy ceases to be in full force.

8. ACCOUNT VALUE

The Account Value as of the end of any Valuation Period is derived as follows:

(a)	We will determine the value of each Subaccount as of the close of business on the last day of the Valuation Period in accordance with Section 13. (Call our Servicing Office to determine when the “close of business” currently occurs.)

(b)	We will then determine the share of this policy in each Subaccount and the total value of such shares.

(c)	We will then add any amount of Loan Assets, as defined in Section 10.

(d)	We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.

(e)	If applicable, we will then compute and deduct all Section 9 charges in the manner specified in Section 9.

Number of Shares in Variable Accounts

When transactions are made which affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs.

The number of shares increases when:

(a)	any portion of a Net Premium is credited to that Variable Account;

(b)	transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or

(c)	any portion of a loan is repaid to that Variable Account.

The number of shares in a Variable Account decreases when:

(a)	any portion of a loan is taken from that Variable Account;

(b)	any portion of the charges described in Section 9 is deducted from that Variable Account;

(c)	any portion of a partial withdrawal is made from that Variable Account; or

(d)	a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

Unit Value of Variable Accounts

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

Net Investment Factor

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital gains and losses (realized and unrealized) of the Variable Account, reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period.

10

9. CHARGES

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (f) from the Account Value, where:

(a)	is the Asset-Based Risk Charge;

(b)	is the Issue Charge, if any; and

(c)	is the Maintenance Charge;

(d)	is the sum of the charges for Riders which are part of the policy, if any, provided such charges are deducted from the Account Value;

(e)	is the sum of all charges for ratings, if applicable; and

(f)	is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate on that date divided by 1,000, multiplied by the Net Amount at Risk on that date.

Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

(a)	is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;

(b)	(i) is the Total Sum Insured divided by 1.0032737 for death benefit Option A; or (ii) is the Total Sum Insured divided by 1.0032737, plus the Account Value for death benefit Option B; and

(c)	is the amount defined in (a) multiplied by the applicable Death Benefit Factors described in Section 4.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. The Applied Monthly Rates will be based on our expectations of future mortality experience, investment earnings, expenses, and persistency. They will be reviewed at least once every 5 Policy Years. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

10. LOANS AND DIVIDENDS

You may borrow money from us on receipt at our Servicing Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made if a Loan Value is available. Each loan must be for at least $1,000. We may defer loans as provided by law or as provided in Section 20. If we defer payment for more than 10 working days, we will pay interest on the loan value. The rate will be the same as declared in Option 1, Settlement Provisions for the period the payment is deferred.

The Loan Value while the policy is in full force will be an amount equal to (i) the Surrender Value, less (ii) 12 times the monthly charges then being deducted from the Account Value, less (iii) an amount determined as follows:

•	Deduct (ii) above from (i) above.

•	Multiply the result by the difference between the effective annual rate then being charged on loans and the effective annual rate then being credited on Loan Assets.

In no event will the Loan Value be less than 75% of the Account Value less any existing indebtedness.

Values will be determined, subject to Section 20, at the end of the Valuation Period in which the loan application is received at our Servicing Office.

The loan interest is a fixed rate. The interest charged on any loan will be at an effective annual rate of 4.75% for Policy Years 1-10, 4.5% for Policy Years 11-20 and 4.00% thereafter. However, we reserve the right to increase the effective annual rate after Policy Year 20 to as much as 4.25%. Loan interest will accrue and be added to the loan daily and will bear interest from the date of accrual. Loan interest will be payable on each Annual Processing Date and on the date the loan is settled. Interest may be paid in advance at the equivalent effective rate.

A loan may be repaid in full or in part at any time before the Insured’s death, and while the policy is in full force.

11	VS1101NY

If excess indebtedness occurs on any date, one of the following will apply:

•	During the first five Policy Years — If the 5 Year Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured, any Additional Sum Insured and any rider benefits will remain in effect.

•

During Policy Year 6 and thereafter — If the Age 100 Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured will remain in effect, but any Additional Sum Insured and any rider benefits (unless otherwise stated therein) will be in default as of the date in question; and

•

During any Policy Year — If the applicable Guaranteed Death Benefit feature is not in effect, then all policy benefits (i.e., the Basic Sum Insured, any Additional Sum Insured and any rider benefits) will be in default as of the date in question.

The benefits that are in default will terminate on the 31st day after the Notice Date occurs if such excess indebtedness has not been repaid by that date. “Excess indebtedness” is the amount, if any, by which indebtedness exceeds an amount equal to the Account Value less any applicable Contingent Deferred Sales Charge. “Notice Date” is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

Loan Assets are equal to the total of all loans advanced plus interest credited on each loan amount measured from the date of the loan. When a loan is made, the amount of the loan will be transferred to Loan Assets. The interest rate credited to Loan Assets is fixed. The interest credited to Loan Assets will be added daily and will bear interest from that date at the same rate.

The effective annual rate of interest credited to Loan Assets is 4%. The amount transferred to Loan Assets will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless our then current rules allow you to designate different proportions in your loan request and you in fact do so). Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the current Subaccount Investment Option (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

Dividends

There are no dividends payable under this policy.

11. SURRENDERS AND WITHDRAWALS

We will determine the Surrender Value of the policy, subject to Section 20, if we receive written notice requesting full surrender of this policy while this policy is in full force. We will process the request and pay the Surrender Value only if we have not received due proof that the Surviving Insured died prior to the Surrender Date. The Surrender Value will be calculated as of the Surrender Date. The Surrender Date is the end of the day in which we have received at our Servicing Office written notice requesting full surrender of this policy.

While the policy is in full force, the Surrender Value will be an amount equal to the Account Value less any indebtedness less the Contingent Deferred Sales Charge as shown in Section 1.

At any time after the first Policy Year, you may apply the Surrender Value to purchase a level amount of paid up whole life insurance under this policy. The amount of such paid up insurance and of the Surrender Value of that insurance will be calculated using guaranteed maximum mortality charges and 4% interest. No further expense charges will be deducted. The Minimum Sum Insured shown in Section 1 of this policy will not be applicable in determining the paid up amount.

We may require evidence of insurability for any amount of insurance in excess of the Death Benefit under this policy on the date the Surrender Value is applied.

Failure to repay a loan or to pay interest will terminate this policy when the indebtedness equals or exceeds the Surrender Value and 31 days after notice has been mailed to you and any assignee of record with us at the address last known to us.

12

You may request a withdrawal of part of the Surrender Value in accordance with our rules then in effect. The amount of the withdrawal will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such withdrawal is made (unless our then current rules allow you to designate a different allocation of your withdrawal and you in fact do so). For each withdrawal, we reserve the right to make a charge to the Account Value in the amount of $20. If the withdrawal results in a decrease to the Basic Sum Insured then a proportionate part of any applicable Contingent Deferred Sales Charge will be deducted from the Account Value as a result of the reduction in Basic Sum Insured. The proportion will be equal to the amount of the reduction in Basic Sum Insured divided by the amount of Basic Sum Insured in effect before the reduction. Generally, each withdrawal must be at least $1,000. No withdrawal can be made unless the resulting Total Sum Insured is at least equal to the Minimum Total Sum Insured shown in Section 1 and the Surrender Value is equal to or greater than three times the Section 9 charges at the time of withdrawal.

All amounts withdrawn will be subtracted from the Cumulative Premium Balance as described in Section 6 and will also be subtracted from your Account Value. Further, your Death Benefit will be affected as follows:

•

With respect to determining the death benefit of the policy under Death Benefit Option A (Level Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value until the Account Value multiplied by the applicable Death Benefit Factors becomes equal to the Total Sum Insured. After that point is reached, both the Total Sum Insured and the Account Value will each be reduced by an amount equal to any remaining withdrawal amounts. Your Death Benefit will continue to be determined in accordance with Section 4.

•

With respect to determining the death benefit of the policy under Death Benefit Option B (Variable Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value. Withdrawals will not affect the Total Sum Insured. Your Death Benefit will continue to be determined in accordance with Section 4.

12. BASIS OF COMPUTATIONS

Minimum surrender values, reserves and net single premiums referred to in the policy, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Sex-distinct Smoker-distinct Mortality Tables with percentage ratings, if applicable, and based on the underwriting classes of the Insureds on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions. There is no change in these calculations due to the death of the first Insured to die.

The Account Value while the policy is in full force is computed as described in Section 8. The values are not less than the minimum values under the law of that jurisdiction. Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 12.

13. SEPARATE ACCOUNT AND FIXED ACCOUNT

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We also reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Funds of a Series Fund. The Funds will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees and other expenses associated with the corresponding Funds. The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the reserves and other liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

13	VS1301

Examples of the changes we may make include the following:

(a)	To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

(b)	To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

(c)	To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

(d)	To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

(e)	To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

14. ALLOCATION TO SUBACCOUNTS

Any Net Premium credited to the Account Value prior to the 20th day after the Date of Issue will automatically be invested in the Money Market Subaccount. On the 20th day after the Date of Issue (or on the date such Net Premium is received, if later), we will reallocate the amount in the Money Market Subaccount attributable to any such Net Premium in accordance with the Subaccount Investment Option then in effect. We will allocate all other Net Premiums and all other credits among the Subaccounts in accordance with the Subaccount Investment Option then in effect. The initial Subaccount Investment Option is chosen in the application. You may elect to change the Subaccount Investment Option at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. We reserve the right to impose a limit on the number of such changes to 12 per year. All percentages you elect must be whole numbers. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. Unless we agree otherwise, we will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

Account Transfer Restrictions

General Restrictions

Subject to the limitations in this Section, you may elect to transfer amounts among the Subaccounts at any time while the policy is in full force. We reserve the right to (i) impose limits on the number of such transfers in any Policy Year to any number equal to or greater than 12, (ii) impose limits on the frequency of such transfers, and (iii) impose a charge for each transfer that exceeds any policy year limit equal to or greater than 12. Such charge will not exceed $25 per transfer. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. The maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of transfer.

Restrictions on Transfers to or from Subaccounts

Without our prior approval, the maximum amount that may be transferred to or from a Subaccount in any Policy Year is $1,000,000.

Restrictions on Transfers to and from the Fixed Account

At any time during the first two Policy Years, you may elect to transfer all assets held in the Variable Accounts to the Fixed Account. No charge will be made for any such transfer, regardless of the number of transfers previously made. We reserve the right to impose restrictions on transfers to the Fixed Account after the first two Policy Years. Transfers from the Fixed Account will be permitted only once in each Policy Year. The maximum transfer amount in each Policy Year is 20% of the Fixed Account Assets as of the effective date of the transfer, or $500, if greater. We may defer the transfer for up to 6 months after the date your election would have been effective.

15. INVESTMENT POLICY CHANGE

The investment policy of the Variable Accounts shall not be materially changed unless a statement of the change is filed with any jurisdiction requiring such a filing. In the event of such a change in investment policy, and while this policy is in full force you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of such change and the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made). Any such transfer will be effective as of the end of the Valuation Period in which we receive the notice.

16. REPORTS TO OWNER

While the policy is in full force, we will send you a statement at least annually and for no charge, setting forth the following information:

(a)	The Death Benefit, in accordance with the Death Benefit Option elected, and the Account Value, both as of the date of the report;

(b)	Payments received and charges made since the last report;

(c)	Withdrawals since the last report; and

(d)	Loan information.

On request, we will furnish other reports of projected future values. We may charge a reasonable fee, not to exceed $50, for such report. We will furnish any other reports that may be required by law or regulation.

No more than 30 days after a policy processing day on which we determine that a Policy Default has occurred, we will mail a statement indicating the minimum payment required under the terms of the policy to keep it in force and the length of the grace period for payment of the Default Payment.

An illustration of future values will be provided upon request. We may charge a reasonable fee, not to exceed $50, for such report. A statement of cash surrender values will be furnished within 20 business days from the date of request.

17. REINSTATEMENT

If there is a Policy Default or ASI Default under Section 7, the policy or the Additional Sum Insured (as the case may be) may be reinstated within 3 years after the beginning of the grace period.

The date of reinstatement of the policy or the Additional Sum Insured is the date on which we determine that all 3 requirements below have been satisfied:

(l)	Receipt a written application for reinstatement.

(2)	Receipt of evidence of insurability on any living insured satisfactory to us.

(3)	Receipt of a payment which, after deduction of all Section 5 charges (i.e., the Tax Charge, and applicable Sales Charges), is at least equal to the sum of (i) all unpaid charges described in Section 9, plus interest on each such charge from the date due up to and including the date of reinstatement at an annual effective rate of 6%, compounded annually, plus (ii) the total of all Section 9 charges for the three Processing Dates next following the date of reinstatement, where the Section 9 charges for the three Processing Dates next following the date of reinstatement are assumed to be equal to such charges on the date of default.

Requirements (2) and (3) must be satisfied within 60 days after the date we receive the application for reinstatement.

On the date of reinstatement of the policy (i) the death benefit of the policy will be the same as if no lapse had occurred and (ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement. A new Incontestability period will run for two years from the effective date of reinstatement with any contest limited to material misrepresentations on the reinstatement application. The Account Value on the date of reinstatement of the policy will be the payment received in connection with the reinstatement less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed and less interest on each such charge at an effective annual rate of 6%, compounded annually, from the date such charge would have been due up to and including the date of reinstatement.

15	VS1501NY

18. OWNER AND BENEFICIARY

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Surviving Insured, then the following will apply unless otherwise provided:

If the Surviving Insured is the sole Owner, then the Surviving Insured’s estate will be the beneficiary.

In all other cases, the Owner(s) remaining after the death of the Surviving Insured’s estate will be the Beneficiary. If there is more than one remaining Owner, they will share proceeds in the same proportions in which their ownership interest is held.

While at least one Insured is alive, you may change the Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. An irrevocable Beneficiary may not be changed without such irrevocable Beneficiary’s consent. No change or revocation will take effect unless we receive the written notice. If such receipt occurs, then (i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or either Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

19. INTEREST ON PROCEEDS

We will pay interest on proceeds paid in one sum in the event of the Surviving Insured’s death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 27, Settlement Provisions, or such greater rate as is required by law.

20. DEFERRAL OF DETERMINATIONS AND PAYMENTS

We reserve the right to defer payment of the Surrender Value from the Fixed Account for a period of up to six months.

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission (“the SEC”) has determined that a state of emergency exists which may make payment impractical, we reserve the right to do the following:

(1)	To defer determination of the Account Value, and if such determination has been deferred, to defer:

(a)	determination of the values for a loan as of the end of the day we receive the loan application at our Servicing Office, and payment of the loan; and

(b)	payment or application of any Death Benefit in excess of the Total Sum Insured.

(2)	To defer determination, application, processing or payment of a Surrender Value or any other policy transaction dependent upon Account Value.

A deferral, as described above, will be applicable only if any portion of the Account Value is invested in a Variable Account.

If any of the Account Value is invested in the Fixed Account, then payment of any cash surrender value or loan may be deferred for up to six months from the date of request. Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.

21. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement

22. ASSIGNMENT

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insureds and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been received at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

23. INCONTESTABILITY

This policy, except any provision for reinstatement or policy change requiring evidence of insurability, shall be incontestable after it has been in force during the lifetime of at least one of the Insureds for two Policy Years from its Date of Issue or any date of reinstatement, except for policy lapse under Section 7 or policy termination under Section 10.

A reinstatement and any policy change requiring evidence of insurability shall be incontestable after it has been in force during the lifetime of each Insured for two years from the effective date of such reinstatement or policy change, except for fraud, policy lapse under Section 7 or policy termination under Section 10.

Any premium payment which we accept under Section 5 subject to insurability shall be considered a policy change for purposes of this Section. Any increase in the Death Benefit resulting from such payment shall be governed by the immediately preceding paragraph.

During the second Policy Year, we will mail you a notice reminding you that due proof of death of the first Insured must be given to us when such death occurs at any time while this policy is in force. If this policy is issued as a result of a conversion option from term insurance, the incontestable period for the converted amount does not start anew but is effective as of the date the term policy was issued.

Any contest of this contract will be based only on material misrepresentations. No misrepresentation shall be deemed material unless knowledge of the facts misrepresented would have led to a refusal by us to make such a contract.

24. MISSTATEMENTS

If the age or sex of either Insured has been misstated, we will adjust the Basic Sum Insured, any Additional Sum Insured, and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under Section 9.

25. SUICIDE EXCLUSION

If the surviving Insured commits suicide within 2 Policy Years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the Premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 11. If the surviving Insured commits suicide after 2 Policy Years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

If due proof of death of the other Insured is provided to us within 60 days of the suicide, we will make a new policy available on the life of the Surviving Insured. The issue age, date of issue, and the Insured’s underwriting classification under the new policy will be determined at the time of application for the new policy. The amount of coverage under the new policy will not be greater than the amount of coverage under this policy. We will set the premiums for the new policy in accordance with our regular rules in use on the date of issue of this policy. The new policy will not take effect unless we receive a written application for it and all premiums due paid to us within 31 days after we notify you of the availability of the new policy. If the person eligible to be insured under the new policy dies prior to the end of such 31 day period, we will pay the death benefit under the new policy less all premiums that would have been due under the new policy from its date of issue to the date of such person’s death, if the person is deemed insurable on a single life basis.

If this policy is issued as a result of a conversion option from term insurance, the suicide period for the converted amount does not start anew but is effective as of the date the term policy was issued.

17	VS1701NY

26. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional written requests or applications for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional requests may become part of the policy. All statements made in any application shall be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is a material misrepresentation and it is in a written application. Policy Years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

27. SETTLEMENT PROVISIONS

Optional Methods of Settlement

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

The payment will never be less than that available by applying the amount left with us to buy an immediate annuity offered by Us.

Option 1—Interest Income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A—Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B—Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3—Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4—Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5—Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while either Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the death of the Surviving Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

Your annuity payment for Options 1, 2A, and 2B will be the greater of (a) the rate guaranteed in the policy or (b) the current rate (declared annually) by the Company. For Options 3, 4, and 5, once annuity payments have begun, the amount of the annuity payments will not change.

No choice of an option may provide for payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

If a period certain option is elected which provides installment payments of the same amount at the same ages for different periods certain, we will deem an election to have been made for the longest period certain which could have been elected for such age and amount. The Payee under an option shall be the Beneficiary or either of the Insureds, if living.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 Policy Years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee’s estate.

Options 3, 4, and 5 are available only if the Payee’s age is 40 or older.

19	VS1901NY

Table for Settlement Options 2B, 3, 4, and 5 - MALE

(Monthly payments for each $1,000 of proceeds applied)

OPTION 2B		Age of Payee at Birthday Nearest Date of First Payment	OPTION 3		OPTION 4	OPTION 5
Income for a Fixed Period			Life Income with Guaranteed Period		Life Income without Refund	Life Income with Cash Refund
Period Of Years	Payment		10 Years	20 Years
1	84.46	40	3.64	3.60	3.66	3.56
2	42.86	41	3.69	3.64	3.71	3.60
3	28.99	42	3.74	3.68	3.76	3.64
4	22.06	43	3.79	3.73	3.81	3.68
5	17.91	44	3.85	3.77	3.87	3.73
6	15.14	45	3.90	3.82	3.93	3.77
7	13.16	46	3.96	3.87	3.99	3.82
8	11.68	47	4.02	3.92	4.05	3.87
9	10.53	48	4.09	3.97	4.12	3.92
10	9.61	49	4.15	4.03	4.19	3.98
11	8.86	50	4.22	4.08	4.27	4.04
12	8.24	51	4.29	4.14	4.34	4.10
13	7.71	52	4.27	4.20	4.43	4.16
14	7.26	53	4.45	4.26	4.51	4.23
15	6.87	54	4.54	4.32	4.60	4.30
16	6.53	55	4.62	4.39	4.70	4.37
17	6.23	56	4.72	4.45	4.80	4.45
18	5.96	57	4.82	4.51	4.91	4.53
19	5.73	58	4.92	4.58	5.03	4.61
20	5.51	59	5.03	4.64	5.15	4.70
21	5.32	60	5.14	4.71	5.28	4.79
22	5.15	61	5.26	4.78	5.42	4.89
23	4.99	62	5.39	4.84	5.57	4.99
24	4.84	63	5.52	4.90	5.74	5.10
25	4.71	64	5.66	4.96	5.91	5.21
26	4.59	65	5.81	5.02	6.10	5.33
27	4.47	66	5.96	5.08	6.29	5.45
28	4.37	67	6.11	5.13	6.50	5.58
29	4.27	68	6.28	5.18	6.73	5.72
30	4.18	69	6.44	5.23	6.97	5.86
Annual, Semi-annual, or quarterly		70	6.61	5.27	7.23	6.01
payments under Option 2B are		71	6.78	5.31	7.51	6.06
11.839, 5.963, and 2.993		72	6.96	5.34	7.80	6.33
respectively times the monthly		73	7.14	5.37	8.12	6.51
payments.		74	7.32	5.40	8.45	6.68
		75	7.49	5.42	8.82	6.87
		76	7.67	5.44	9.21	7.08
		77	7.84	5.44	9.62	7.28
		78	8.01	5.47	10.07	7.52
		79	8.17	5.48	10.55	7.74
		80	8.33	5.49	11.06	7.97
		81	8.48	5.49	11.61	8.26
		82	8.61	5.50	12.19	8.50
		83	8.74	5.50	12.81	8.76
		84	8.86	5.51	13.46	9.11
		85 & over	8.97	5.51	14.16	9.39
		Options 3, 4 and 5 are available only at the ages as shown.

1983a Individual Annuity Mortality Table for Males, 3% interest, no loading.

Table for Settlement Options 2B, 3, 4, and 5 - FEMALE

(Monthly payments for each $1,000 of proceeds applied)

OPTION 2B		Age of Payee at Birthday Nearest Date of First Payment	OPTION 3		OPTION 4	OPTION 5
Income for a Fixed Period			Life Income with Guaranteed Period		Life Income without Refund	Life Income with Cash Refund
Period of Years	Payment		10 Years	20 Years
1	84.46	40	3.42	3.40	3.42	3.37
2	42.86	41	3.46	3.43	3.46	3.41
3	28.99	42	3.50	3.47	3.50	3.44
4	22.06	43	3.54	3.51	3.54	3.48
5	17.91	44	3.58	3.55	3.59	3.52
6	15.14	45	3.63	3.59	3.63	3.56
7	13.16	46	3.67	3.63	3.68	3.60
8	11.68	47	3.72	3.68	3.73	3.64
9	10.53	48	3.77	3.72	3.79	3.69
10	9.61	49	3.83	3.77	3.84	3.74
11	8.86	50	3.89	3.82	3.90	3.79
12	8.24	51	3.95	3.88	3.97	3.84
13	7.71	52	4.01	3.93	4.03	3.89
14	7.26	53	4.08	3.99	4.10	3.95
15	6.87	54	4.15	4.04	4.18	4.01
16	6.53	55	4.22	4.11	4.25	4.07
17	6.23	56	4.30	4.17	4.34	4.14
18	5.96	57	4.38	4.23	4.42	4.21
19	5.73	58	4.47	4.30	4.52	4.28
20	5.51	59	4.56	4.37	4.61	4.36
21	5.32	60	4.65	4.44	4.72	4.44
22	5.15	61	4.76	4.51	4.83	4.52
23	4.99	62	4.86	4.58	4.95	4.61
24	4.84	63	4.98	4.65	5.07	4.70
25	4.71	64	5.10	4.72	5.21	4.80
26	4.59	65	5.22	4.79	5.35	4.91
27	4.47	66	5.36	4.86	5.51	5.02
28	4.37	67	5.50	493	5.67	5.13
29	4.27	68	5.65	5.00	5.85	5.26
30	4.18	69	5.80	5.06	6.04	5.38
Annual, Semi-annual, or quarterly		70	5.96	5.12	6.25	5.52
payments under Option 2B are		71	6.14	5.18	6.47	5.67
11.839, 5.963, and 2.993		72	6.31	5.23	6.71	5.82
respectively times the monthly		73	6.50	5.28	6.97	5.99
payments.		74	6.69	5.32	7.26	6.15
		75	6.89	5.35	7.56	6.33
		76	7.09	5.39	7.90	6.53
		77	7.29	5.41	8.26	6.72
		78	7.49	5.43	8.65	6.95
		79	7.69	5.45	9.07	7.17
		80	7.89	5.47	9.53	7.40
		81	8.08	5.48	10.03	7.67
		82	8.26	5.49	10.57	7.92
		83	8.43	5.50	11.16	8.23
		84	8.59	5.50	11.79	8.50
		85 & over	8.74	5.50	12.48	8.79
		Options 3, 4 and 5 are available only at the ages as shown.

1983a Individual Annuity Mortality Table for Females, 3% interest, no loading

21	VS2101NY

Communications about this policy may be sent to the Company’s Servicing Office, which is currently at [P.O. Box 111, John Hancock Place, Boston, Massachusetts 02117].

Variable Universal Survivorship Life Insurance policy

Flexible Premiums

Death Benefit payable at death of Surviving Insured

Not eligible for dividends

Benefits, premiums and the Premium Class are shown in Section 1.

01VEP	VSBP01NY	Printed in U.S.A.

01VEP	VSBP01NY	Printed in U.S.A.